77 I - Terms of new or amended securities

Terms of new or amended securities were filed under Rule 497(e) for the Robeco WPG Core Bond Fund - Retirement Class. This information is being incorporated by reference to the Form 497 filed with the SEC on August 31,2005 (Accession No. 0000935069-05-002493).